UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 4, 2011

JBI, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-52444	20-4924000
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employee Identification No.)

1783 Allanport Road, Thorold Ontario	L0S 1K0
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (905) 384-4383

N/A
(Former name or former address, if changed since last report)
––––––––––––––––

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01	OTHER EVENTS

On January 4, 2011, JBI, Inc. (the “Company”) received notification from the Securities and Exchange Commission (the “SEC”) that the SEC had filed a civil complaint in federal court in Massachusetts against the Company (the “Complaint”). The Complaint alleges that the Company reported materially false and inaccurate financial information in its financial statements for the third quarter of 2009 and the year end 2009 by overvaluing media credits. The Complaint names the Company’s current CEO, John Bordynuik, and its former CFO, Ronald Baldwin, Jr., as co-defendants. Among other relief requested, the Complaint seeks an order requiring the defendants to pay unspecified disgorgement and civil penalty amounts.

The Company had previously received a Wells Notice in July 2011 from the SEC’s Division of Enforcement, informing it of the Division of Enforcement’s intention to recommend filing a civil complaint against the Company. The Company disclosed the receipt of this Wells Notice in its Form 8-K filed with the SEC on July 21, 2011.

The Company is deeply disappointed that, for the time being, its attempts to negotiate settlement with the SEC following receipt of the Wells Notice have failed. The Company looks forward to vigorously defending itself in consultation with its legal counsel.  The Company cannot predict the outcome of the SEC litigation.

The Company issued a press release regarding the Complaint, a copy of which is attached to this Current Report on Form 8-K as Exhibit 99.1.

As a result of the Complaint, on January 4, 2012, OTC Markets Group, Inc. lowered quotations and trading of the Company’s common stock from the OTCQX to the OTCQB.  The Company cannot predict whether this action will negatively impact liquidity.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(d)        Exhibits

Exhibit No.	Description

99.1	Press Release

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JBI, INC.

Date: January 5, 2011	By:	/s/ John Bordynuik
John Bordynuik
President and Chief Executive Officer